PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus Dated June 21, 2002)	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION STATEMENT NO. 333-90960

ENDOLOGIX, INC.

15,713,923 Shares of Common Stock

     This Prospectus Supplement supplements information contained in that certain Prospectus dated June 21, 2002, (as amended or supplemented, the “Prospectus”) of Endologix, Inc. (the “Company”), relating to the potential sale from time to time of up to 15,713,923 shares of our Company’s Common Stock, par value $0.001 per share (the “Common Stock”), by the stockholders listed in this Prospectus under the section entitled “Selling Stockholders.” This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption “Selling Stockholders” with respect to the Selling Stockholders named below and the respective shares of Common Stock beneficially owned by such Selling Stockholders that may be offered pursuant to the Prospectus:

				Percentage of
				Common Stock Owned
	Common Stock	Common Stock Being	Common Stock Owned	Upon Completion of
	Owned Prior to	Offered Pursuant to	Upon Completion of	this Offering if
Selling Stockholder	this Offering(1)	this Prospectus(2)	this Offering(3)	Greater than 1%(3)

Myles Douglas, M.D.	0	0	0	*
Bartholomew Family Trust	2,732,172	2,732,172	0	*

     All information in this Prospectus Supplement is as of April 2, 2003.

The date of this Prospectus Supplement is April 2, 2003.